CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of Fidelity Destiny Portfolios: Destiny I and Destiny II, of our report dated November 12, 1998 on the financial statements and financial highlights included in the September 30, 1998 Annual Report to Shareholders of Fidelity Destiny Portfolios: Destiny I and Destiny II. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
November 16, 1998